Exhibit 99.1

Global Green Solutions Waste Biomass Renewable Energy Process Targets Lower Air
Pollution Levels

San Diego, CA – July 17, 2007 --- Converting waste biomass to renewable energy with the lowest possible air pollution levels is the goal of Global Green Solutions Inc. (GGRN), a worldwide ecotechnology company. GGRN was recently granted an experimental air quality permit by California’s San Joaquin Valley Air Pollution Control District to demonstrate its ability to meet this challenge.

The permit allows GRRN to construct its Global Greensteam unit, a highly efficient combustion system that produces steam from waste biomass, on a site owned by Aera Energy LLC, one of California’s largest oil and gas companies. Global Green Solutions’ target is a major reduction in pollution levels, primarily nitrogen oxides (NOx). NOx forms ground level ozone, which is a key component of smog.

Currently, waste biomass is openly burned or discarded in landfills, but new legislation prohibits these methods. In addition to significantly reducing pollution levels, GGRN’s Global Greensteam will meet California’s requirements for disposal.

“We expect Global Greensteam will define a new Best Available Control Technology (BACT) standard for waste biomass,” said Doug Frater, president and CEO. BACT is the most stringent limitation or control technique feasible for a specific emitting application. Factors determining BACT include energy, environmental and economic impacts.

GGRN and Aera are currently negotiating an agreement for multiple Global Greensteam units to provide steam to Aera’s oilfield operations. GGRN plans to install Global Greensteam units at additional customer sites worldwide to provide both steam and electricity.

Global Green Solutions Inc., www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for renewable energy and reduction of greenhouse gas emissions. Global Green Solutions Inc. is a U.S. public traded company (OTCBB:GGRN) with offices in Vancouver, San Diego, El Paso, New York, London, Brussels, Caracas and Johannesburg.

Contacts:
Investor Relations	Media Relations
Steve McGuire or Bob Faris	Nancy Tamosaitis
866.408.0153 or 800.877.1626	Vorticom Public Relations
www.globalgreensolutionsinc.com	212.532.2208
Nancyt@vorticom.com

Marty Tullio
McCloud Communications, LLC
949.553.9748
marty@mccloudcommunications.com

Safe Harbor for Forward Looking Statements: Except for historical information contained herein, the contents of this press release contain forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the company’s operations, markets, products and prices as well as other factors addressed in the company’s filings with the Securities and Exchange Commission.